Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
PepsiCo, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of PepsiCo, Inc. and Subsidiaries (“PepsiCo, Inc.”) of our audit report dated February 14, 2014, with respect to the Consolidated Balance Sheets of PepsiCo, Inc. as of December 28, 2013 and December 29, 2012, and the related Consolidated Statements of Income, Comprehensive Income, Cash Flows and Equity for each of the fiscal years in the three-year period ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, which report appears in the December 28, 2013 annual report on Form 10-K of PepsiCo, Inc. and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ KPMG LLP
New York, New York
July 25, 2014